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                                                                    EXHIBIT 11.1

                       INTEGRATED PROCESS EQUIPMENT CORP.
           COMPUTATION OF NET INCOME (LOSS) PER SHARE OF COMMON STOCK


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                                                                                           Years ended June 30,
                                                                               -----------------------------------------
                                                                                   1995           1996           1997
                                                                               -----------   ------------   ------------
Net income (loss)                                                              $   599,000   $(10,657,000)  $(33,746,000)
Deduct cumulative dividend on preferred stock                                     (377,000)      (579,000)      (284,000)
                                                                               -----------   ------------   ------------
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS                          $   222,000   $(11,236,000)  $(34,030,000)
                                                                               ===========   ============   ============

Shares:

Weighted average number of common shares outstanding
 (including options and warrants exercised from beginning of
  year)                                                                          8,922,000     14,434,000     15,623,000

 Number of shares obtainable from exercise of outstanding options
  and warrants                                                                   1,702,000             --             --

 Number of shares assumed to be purchased with the proceeds
  from exercise of options and warrants (using the average market
  price during the year)                                                          (759,000)            --             --
                                                                               -----------    -----------    -----------
 Shares used in per share calculation                                            9,865,000     14,434,000     15,623,000
                                                                               ===========    ===========    ===========
NET INCOME (LOSS) PER COMMON SHARE                                             $      0.02    $     (0.78)   $     (2.18)
                                                                               ===========    ===========    ===========
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